Exhibit 8.1

SUBSIDIARIES OF GILAT SATELLITE NETWORKS LTD.

Gilat Satellite Networks Ltd. has the following significant wholly owned subsidiaries:

1. Spacenet Inc.
2. StarBand Communications Inc.
3. Gilat Satellite Networks (Holland) B.V.
4. Gilat Colombia S.A. E.S.P
5. Gilat to Home Peru S.A
6. Gilat do Brazil Ltda
7. Gilat Satellite Networks (Mexico) S.A. de C.V.
8. Wavestream Corporation
9. Raysat Antenna Systems LLC
10.  Raysat Antenna Systems Ltd.
Delaware Delaware Netherlands Colombia Peru Brazil Mexico Delaware Delaware Israel